Exhibit 99.1
Superior Industries Reports 2008 Fourth Quarter,
Full Year Financial Results

VAN NUYS, CALIFORNIA -- February 26, 2009 -- Superior Industries International, Inc. (NYSE:SUP) today reported a net loss of $20.1 million, or $0.75 per share, for the fourth quarter  ended December 31, 2008, compared to net income of $4.7 million, or $0.18 per diluted share, for the fourth quarter ended December 31, 2007.  For the 2008 full year, net loss was $26.1 million, or $0.98 per share, compared to net income of $9.3 million, or $0.35 per diluted share, for 2007.

“Our results included a number of non-recurring items related to asset impairments for the two announced plant closures, other workforce reductions, as well as an inventory write-down to recognize lower aluminum rates,” said Steven Borick, Chairman, CEO, and President.  “In aggregate, these special adjustments totaled $23.3 million for the full year 2008.  The workforce reductions and plant closings were severe measures, but steps that we believe were necessary in order to right-size our capacity and position the company to operate more efficiently.  Perhaps most important, our actions will serve to protect our balance sheet and cash, allowing us to weather this unprecedented business cycle.  Despite the economic challenges, we maintained a positive cash flow in 2008.

“Our financial performance for the 2008 fourth quarter and full year was impacted by the dramatic drop in U.S. auto sales.  We were ahead of the curve in reductions to our infrastructure and made some very difficult decisions to protect the future of our company.  While we could not have predicted the extent and duration of the global economic downturn and its impact on the automotive industry, we have taken appropriate actions to stem losses and strengthen the company for the near and long-term.

“We continue to sharpen and streamline our operations, while making prudent investments that are necessary to lay the foundation for a prosperous future," added Borick.

Fourth Quarter Results
Consolidated net sales decreased 33.7% to $151.9 million compared with $229.2 million for the fourth quarter of 2007.  Unit wheel shipments approximated 2.2 million, a decrease of 31.3%, or 1.0 million units, and the average selling price decreased 3.3% compared with the prior year fourth quarter.

Negative gross profit was $3.7 million, which included $5.4 million for severance and other non-impairment costs associated with plant closures and workforce reduction actions at other plants in the U.S. and Mexico.  This compares to gross profit of $11.5 million for the fourth quarter of 2007.

The company recorded $12.8 million of impairment costs associated with the closures of its Pittsburg, Kansas and Van Nuys, California plants, as well as a $0.7 million write-down of other real property to reflect current market value.

Selling and administrative (S&A) expenses were $6.4 million, or 4.2% of net sales, compared with $5.4 million, or 2.4% of net sales, for the fourth quarter of 2007.  The change is primarily due to an increase in bad debt reserve of $0.8 million.

Loss before income taxes and equity earnings from joint ventures was $16.9 million compared to income before income taxes and equity earnings from joint ventures of $7.8 million for the same period a year earlier.  Included in the loss for the fourth quarter of 2008 were foreign exchange gains of $6.0 million.  During the same period of 2007 there was a foreign exchange loss of $43,000.

The income tax provisions of $1.4 million and $5.6 million in the fourth quarters of 2008 and 2007, respectively, were the result of adjusting the year-to-date September income tax provision or benefit to those calculated for each full year.

The company recorded a $1.8 million loss in equity from its joint venture aluminum wheel manufacturing facility in Hungary.  This compares to equity in earnings of $2.6 million in the year earlier period.  This reduction reflects the weakening European automotive market.

At December 31, 2008, working capital was $257.1 million, including cash and cash equivalents of $146.9 million.  At December 31, 2007, working capital was $260.5 million, including cash and cash equivalents of $106.8 million.  Superior has no debt.

Annual Results
Net sales for 2008 decreased 21.1% to $754.9 million from $956.9 million for 2007.  Unit wheel shipments decreased 21.6% compared with the prior year.

Gross profit was $6.6 million, or 0.9% of net sales, which included $6.4 million of severance and other non-impairment costs associated with plant closures and workforce reductions.  This compares to gross profit of $32.5 million, or 3.4% of net sales, in 2007.

S&A expenses decreased to $25.7 million from $29.2 million in 2007.  The principal decreases were in legal expenses of $2.9 million and bonus expense of $0.7 million.  Legal expenses in 2007 included a labor-related legal settlement of $2.2 million and $0.5 million in legal fees related to a derivative lawsuit.

The company recorded $17.8 million of impairment costs associated with the closures of its Pittsburg and Van Nuys plants, as well as a $0.7 million write-down of other real property to reflect current market value.

Loss before income taxes and equity earnings from joint ventures was $28.6 million compared to income before income taxes and equity earnings from joint ventures of $10.2 million for 2007.  Included in the 2008 loss were foreign exchange gains of $5.5 million.  The 2007 income included foreign exchange gains of $0.5 million.  Equity in earnings of joint ventures was $0.7 million compared to $5.4 million for 2007, as the European market faced 2008 challenges similar to the North American market.

Income tax benefit was $1.8 million compared to an income tax provision of $6.3 million for the year 2007.  The company’s tax expense or benefit as a percentage of income before taxes will not compare to the U.S. statutory rate of 35%, due to differing tax rates in the various taxing jurisdictions in which the company operates, and to the mix of income and losses within those jurisdictions.  A principal factor impacting the 2008 effective tax rate is a $6.8 million valuation reserve against our foreign deferred tax asset.

Conference Call
Superior will host a conference call beginning at 10:00 a.m. PDT (1:00 p.m. EDT) on February 26, 2009 that will be broadcast on the Company's website, www.supind.com.  Investors, analysts, stockholders, news media and the general public are invited to listen to the web cast.  In addition, a PowerPoint presentation will be posted on the website and will be referred to during the conference call.  The web cast replay will be available at this same Internet address approximately one hour after the conclusion of the conference call.

In addition to reviewing the Company's 2008 results, during the conference call the Company plans to discuss other financial and operating matters.  Additionally, the answers to questions posed to management during the call might disclose additional material information.

About Superior Industries
Superior supplies aluminum wheels to Ford, General Motors, Chrysler, Audi, BMW, Jaguar, Land Rover, Mazda, Mercedes Benz, Mitsubishi, Nissan, Seat, Skoda, Subaru, Suzuki, Toyota, Volkswagen and Volvo. For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include references to expected cost savings, improved capacity utilization and continued payment of dividends, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
Net Sales	$151,917	$229,243	$754,894	$956,892
Costs and Expenses
Cost of Sales	155,588	217,750	748,317	924,400
Selling and Administrative Expenses	6,447	5,442	25,744	29,171
Impairment of Long-Lived Assets	13,457	-	18,501	-

Income (Loss) From Operations	(23,575)	6,051	(37,668)	3,321

Interest Income, net	582	976	2,917	3,684
Other Income, Net	6,069	726	6,178	3,195

Income (Loss) Before Income Taxes
and Equity Earnings	(16,924)	7,753	(28,573)	10,200

Income Tax Benefit (Provision)	(1,375)	(5,624)	1,778	(6,263)
Equity in Earnings (Loss) of Joint Ventures	(1,820)	2,619	742	5,355

Net Income (Loss)	$(20,119)	$4,748	$(26,053)	$9,292

Earnings (Loss) Per Share:
Basic	$(0.75)	$0.18	$(0.98)	$0.35
Diluted	$(0.75)	$0.18	$(0.98)	$0.35

Weighted Average and Equivalent Shares
Outstanding for Earnings (Loss) Per Share:
Basic	26,668,000	26,632,000	26,655,000	26,617,000
Diluted	26,668,000	26,641,000	26,655,000	26,635,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)
	As of December 31
	2008	2007
Current Assets	$319,289	$ 356,079
Property, Plant and Equipment, net	216,209	302,253
Investments and Other Assets	93,041	71,590
	$628,539	$ 729,922

Current Liabilities	$62,201	$ 95,596
Long-Term Liabilities	94,745	83,753
Shareholders' Equity	471,593	550,573
	$628,539	$ 729,922